Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of INmune Bio, Inc. (the “Company”) on Form S-3 (File No. 333-259368, 333-255162, 333-254221, and 333-237368), on Form S-8 (File No. 333-254577), and on post-effective Amendment No.1 to Form S-1 (File No. 333-232236), of our report dated March 3, 2022, with respect to our audits of the consolidated financial statements of INmune Bio, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of INmune Bio, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Houston, Texas

March 3, 2022